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                                                                 Exhibit No. 99



FOR IMMEDIATE RELEASE

Contact:  Michael Trevino
          (847) 402-5600

         ALLSTATE EXONERATED BY LOS ANGELES U.S. ATTORNEY'S OFFICE
            INVESTIGATION OF NORTHRIDGE EARTHQUAKE CLAIMS ENDED

     NORTHBROOK, Ill., -- February 8, 2001 -- The Allstate Insurance Company today announced that it has been advised by the Los Angeles United States Attorney's office that the investigation initiated into Allstate's handling of claims arising from the 1994 Northridge earthquake in California has ended. The office has informed Allstate that it is terminating its investigation with no charges or action being taken against the company.

     "We are very pleased that, following an extensive review of our conduct, the government has chosen to take no action involving the company and to close its file," said Allstate Chairman, President and CEO Edward M. Liddy.

     "We remain committed to providing the best, most effective service for our policyholders; and we remain proud of our employees who worked valiantly and compassionately to meet our customers' needs under very trying circumstances," said Liddy.

     The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through its "You're In Good Hands With Allstate-Registered Trademark-" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. Encompass and Deerbrook Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products.

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